UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/12g

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BRENHAM OIL & GAS CORP.
(Exact name of registrant as specified in its charter)

Texas	333-169507	27-2413874
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered:	Name of exchange on which each class is to be registered:
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-169507

Securities to be registered pursuant to Section 12(g) of the Act:  None. Common Stock, $0.0001 par value

Item 1.    Description of Registrant's Securities to be registered.

The following is a summary of the material terms of the Registrant's common stock.  This summary is subject to and qualified in its entirety by the Articles of Incorporation and Bylaws, and by the applicable provisions of the Nevada Revised Statutes.

All shares of common stock are equal to each other with respect to voting, liquidation and dividend rights. Each outstanding share of common stock entitles the holder to one vote per share on all matters.  The Articles of Incorporation, as amended, does not permit cumulative voting for the election of directors, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any of the registrant's directors.  Stockholders do not have preemptive rights to purchase shares in any future issuance of the registrant's common stock.

The holders of shares of the registrant's common stock are entitled to dividends out of funds legally available when and as declared by the board of directors. The board of directors does not anticipate declaring a cash dividend in the foreseeable future. Should the registrant decide in the future to pay cash dividends, as a holding company, the registrant's ability to do so and meet other obligations depends upon the receipt of cash dividends or other payments from its operating subsidiaries and other holdings and investments. In addition, the registrant's operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions, including as a result of restrictive covenants in loan agreements, and other regulatory restrictions.  In the event of the registrant's liquidation, dissolution or winding up, holders of the common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of the common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of the registrant's common stock are issued, the relative interests of existing stockholders will be diluted.

Item 2.   Exhibits.

Exhibit No.	Identification of Exhibit
1	Articles of Incorporation, filed with the Registrant's registration statement on Form S-1 on September 21, 2010.
2	By-laws, filed with the Registrant's registration statement on Form S-1 on September 21, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Brenham Oil & Gas Corp.
By: /s/ Daniel Dror, CEO and Chairman

Date: May 20, 2011